CONFIDENTIAL

CONVERTIBLE NOTE

DOMINION MINERALS CORP.
US$15,000

ISSUER/SYMBOL:

Dominion Minerals Corp. (“Dominion” and/or the “Company”) OTC: DMNM.

ISSUE SIZE:

U.S. $15,000 (actual amount, the “Funding”)

PLACEMENT AGENT:

N/A

INVESTORS:

Accredited investors (the “Investors” or “Holders”).

PARTICIPATION:

Participation in the amount of one percent (1%) in the aggregate from any award or final settlement paid by the Republic of Panama to the Company or in the event that no award or final settlement is paid to the Company, newly issued shares representing one and one half percent (1.5%) equity in the aggregate in Dominion Minerals.

CLOSING DATE:

July 1, 2013

TERM:

12 Months

INTEREST:

1% per annum to be paid at the time of repayment of the Note.

AWARD:

The Investor shall receive one percent (1%) in the aggregate of any award or final settlement paid by the Republic of Panama to the Company in addition to the repayment of the note.

CONVERSION:

In the event that there is no award by or settlement with the Republic of Panama to the Company within twelve (12) months or there is no repayment of the Note within twelve (12) months, the Note will automatically convert into newly issued shares of the company that will amount to one and one half percent (1.5%) equity of the Company in the aggregate. The Note holder will have an option to extend the period of the note prior to the automatic conversion for an additional six (6) months.

PREPAYMENT:

The Notes will be prepaid in whole upon any payment by the Republic of Panama or upon the completion of the next capital raise by the Company of not less than $2,000,000.

USE OF PROCEEDS

The Company shall use the net proceeds of the offering to fund its legal action against the Republic of Panama and for general corporate purposes as agreed to by the Board.

AVAILABLE SHARES:

During the period the conversion right exists, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of the Note. The Company represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.

CAPITALIZATION:

The Company is authorized to issue 705,000,000 shares:

700,000,000 shares of $0.0001 par value common stock and 5,000,000 shares of $0.0001 par value preferred stock. As of June 12 2013, the Company has 87,103,362 of common stock outstanding and other rights to receive Common Stock.

DELIVERY OF CERTIFICATES:

As soon as practicable after the Conversion Date and in any event within five (5) business days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Investor, or as such Investor (upon payment by such holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and nonassessable shares of Common Stock to which such Investor shall be entitled on such conversion, plus, at the Company’s election, in lieu of any fractional share to which such holder would otherwise be entitled, cash equal to such fraction multiplied by the then market price of one full share or an additional share, together with any other stock or other securities and property (including cash, where applicable) to which such Investor is entitled upon such conversion.

OTHER LOANS/FINANCING: In the event that the Company concludes any financial transaction, debt or otherwise in the amount of not less than $2,000,000, the Company undertakes to use proceeds from that transaction to repay the Note.

GOVERNING LAW:

This agreement will be governed by New York law. The parties hereto agree to the exclusive jurisdiction and venue of the federal and state courts sitting in New York County.

DISCLOSURE:

This agreement is confidential, and none of its provisions or terms shall be disclosed to anyone who is not a prospective purchaser of the securities contemplated herein, an officer or director of the Company or their agent, adviser or legal counsel, unless required by law.

The Company will make appropriate public disclosure (by press release and appropriate SEC filing).

DOMINION MINERALS CORP.

LENDER

By:

By:

Name: Pini Althaus

Name:

Title: Chief Executive Officer

Title: